Exhibit 10.9
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into December 23, 2010 by and between Irvine Sensors Corporation, a California corporation (the “Company”) and John C. Carson, an individual (the “Executive”).
WHEREAS, the parties hereto desire to enter into a written agreement to document the terms of Executive’s continued employment with the Company.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants and obligations contained herein, the parties hereto agree as follows:
1. Term. This Agreement shall be effective (the “Effective Date”) upon its execution by the Executive and the Company. The term of this Agreement shall be for a period of four (4) years measured from the Effective Date (the “Term”) and shall remain in full force and effect for that time or until termination of Executive’s employment with the Company for any or no reason, whichever is less (the “Employment Period”). The Agreement shall be automatically renewed for successive Terms of two (2) years unless either Executive or the Company gives the other written notice of termination not less than one hundred eighty (180) days prior to the expiration of the initial Term or one hundred eighty (180) days prior to the expiration of any subsequent Term. The parties agree that the Executive’s employment with the Company shall be on an “at-will” basis, which means that notwithstanding the provisions of this Agreement, either the Executive or the Company may terminate the employment relationship and this Agreement at any time, for any or no reason, with or without Cause.
2. Duties and Responsibilities. Executive shall serve in such capacities as are mutually agreed to by the Executive and the Company’s Board of Directors (the “Board”), initially as the Chairman of the Board and the Company’s Chief Executive Officer and President, reporting directly to the Board and subsequently resigning these positions to become the Company’s Vice-Chairman of the Board and Chief Strategist upon the closing of a contemplated private placement in one or more closings with proceeds to the Company of at least $6.0 million from a combination of bridge loans and other fund raising activity (the “Initial Private Placement”) and the appointment by the Board of a new Chairman of the Board and a new Chief Executive Officer. The Executive agrees to devote all of his business time and efforts to the performance of his duties hereunder. Executive agrees to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.
3. Cash Compensation.
(a) Base Salary. Executive’s initial base salary shall be $300,000 per year (the “Base Salary”), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis).
(b) Bonus. Executive shall be eligible to receive discretionary bonuses from time to time. Such bonuses will be targeted at 50% (the “Target Bonus Percentage”) of Executive’s Base Salary each year but the entitlement to such bonus in any year shall be expressly limited by the compensation restrictions set forth in Section 5(j) of the Secured Promissory Note dated April 14, 2010 by and between Irvine Sensors Corporation and Timothy Looney (the “Compensation Restrictions”). The payment of the Bonus to Executive will be based upon performance goals tied to the Company’s achievement of revenue and profitability objectives or other metrics and scales as established from time to time by the Company’s Compensation Committee, which goals, metrics and scales the Company’s Compensation Committee shall in good faith believe are achievable at the time such goals, metrics and scales are established. Except as otherwise provided in Section 7 hereof, all bonuses shall be payable in accordance with the terms of the applicable bonus plan. The terms of this Agreement relating to Executive’s bonus may from time to time be changed if the Compensation Committee deems it advisable in connection with any change in the SEC’s or other applicable rules and regulations relating to executive compensation and disclosure of executive compensation.

(c) Other Expense Reimbursement. In addition to the compensation specified above, Executive shall be entitled to receive reimbursement from the Company for all reasonable business expenses and business travel (and related services) incurred or paid by Executive in the performance of Executive’s duties hereunder, provided that Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
(d) Applicable Withholdings. The Company shall deduct and withhold from any amounts or benefits payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts Employer deems required or advisable to be deducted or withheld under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.
4. Equity Compensation.
(a) Initial Option Grant. As soon as practicable following the Effective Date, the Company’s Compensation Committee or the Board of Directors shall grant to Executive an option (the “Initial Option”) to purchase 4,000,000 shares of the Company’s Common Stock The vesting schedule for the Initial Option shall be as follows: 2,000,000 of the shares subject to the Initial Option shall be vested upon the earlier of (the “Initial Vesting Date”) (i) July 10, 2012, or (ii) the satisfaction or waiver of the Compensation Restrictions. The balance shall vest in twenty-four (24) equal monthly installments after the Initial Vesting Date, subject to the terms of the Company’s 2010 Nonqualified Stock Option Plan (the “Nonqualified Plan”) and the Company’s Non-Incentive Stock Option Agreement providing for grants under the Nonqualified Plan. The Initial Option shall have a term of ten years and the exercise price for such options shall be equal to the fair market value of one share of the Company’s Common Stock on the date of grant, as determined in good faith by the Compensation Committee.
(b) Top-off Option Grant. Providing that stockholders approve an increase in the Company’s authorized capital stock and approve a new stock incentive plan (the “Qualified Plan”) at the Company’s next Annual Meeting of Stockholders, as soon as practicable after said stockholder meeting, the Company shall issue to Executive an additional option to purchase 5,000,000 shares of the Company’s Common Stock (the “Top-off Option”). The Top-off Option shall have a term of ten years and shall vest as follows: 1,000,000 of the shares subject to the Top-off Option shall be vested upon the earlier of (the “Top-Off Initial Vesting Date”) (i) July 10, 2012, or (ii) the satisfaction or waiver of the Compensation Restrictions. The balance shall vest in twenty-four (24) equal monthly installments after the Top-Off Initial Vesting Date, subject to the terms of the Company’s Qualified Plan and related form of Stock Option Agreement approved by the Board of Directors for grants under the Qualified Plan. The exercise price for the Top-off Option shall be equal to the fair market value of one share of the Company’s Common Stock on the date of grant, as determined in good faith by the Compensation Committee. Both the Initial Option and the Top-off Option shall be subject to the standard terms and conditions of the Company’s Nonqualified Plan and Qualified Plan under which they were granted, including the Company’s standard retirement provisions under such plans.

(c) Future Awards. Executive shall also be entitled to participate in any equity incentive plans of the Company. All such options or other equity awards will be made at the discretion of the Company’s Compensation Committee or the Company’s Board of Directors and shall be pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof. The option exercise price and value of any equity award granted to Executive will be established by the Company’s Board of Directors or its Compensation Committee as of the date such awards are granted but shall not be less than the fair market value of the class of equity underlying such award.
5. Fringe Benefits.
(a) Vacation. Executive shall be entitled to at least four weeks of paid time off per calendar year (“Paid Time Off”), subject to the Company’s policies including with respect the Company’s vacation policy. Such paid time off shall be scheduled at times mutually agreed upon by Executive and the Company. Paid time off shall accrue in accordance with, and shall be subject to any applicable caps under, the Company’s benefit policies in effect from time to time.
(b) Group Plans. Executive shall, throughout the Term of this Agreement, be eligible to participate in all of the Company’s group health, life, long term disability, retirement, profit sharing, 401(k) and other plans or benefit programs (for which Executive qualifies) that are available to the executive officers of the Company, subject to the policies of the Company and terms and conditions with respect to all of such plans or programs then in effect.
6. Termination of Employment. Upon the termination of Executive’s employment with the Company for any reason or without reason, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:
(a) Payment of Accrued Obligation upon Termination of Employment. In the event Executive’s employment with the Company is terminated for any reason (regardless of whether for Cause, Disability, Death or other reason) or for no reason, the Company shall pay to Executive (i) Executive’s unpaid Base Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused Paid Time Off; (iii) any accrued but unreimbursed business expenses in accordance with Section 3(c) above, (iv) any other payments as may then be required under applicable law (collectively, the “Accrued Obligations”).

(b) Termination for Cause. The Company may terminate this Agreement for “Cause” effective immediately upon the occurrence of any of the following events: (i) Executive has been convicted of, or entered a plea of nolo contendre to, any felony (other than an offense related to the operation of an automobile that results only in a fine or other noncustodial penalty) or of any crime arising out of any material fraud or act of dishonesty; (ii) the Board’s determination that Executive has had repeated failures to perform material services required under this Agreement; (iii) willful misconduct or gross negligence in the performance of Executive’s duties; (iv) gross disregard or willful violation of the legal rights of any employees of the Company or of the Company’s written policies regarding harassment or discrimination; or (v) the violation or breach by Executive of his Confidentiality Agreement with the Company; (vi) the material breach of any provision of this Agreement after 10 days written notice to Executive of such breach and a reasonable opportunity to cure such breach; or (vii) any material financial dishonesty involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property. In the event Executive’s employment with the Company is terminated for Cause, Executive shall only be entitled to the Accrued Obligations.
(c) Termination Upon Death. If Executive dies during the Employment Period of this Agreement, the Executive’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date. The Company shall pay the Accrued Obligations to the Executive’s legal representative(s), within 30 days of his (their) appointment and delivery to the Company of proof of such appointment, in full and complete satisfaction of all of the Company’s obligations under this Agreement. The Company shall also pay to Executive’s legal representatives a pro rated bonus payment, but only to the extent the Company ultimately achieves any corporate goals or milestones for such payment and provided that such payment shall be pro rated based on the date of Executive’s date of death relative to the calendar year in which his death occurs, and provided further that such bonus shall only be paid at such time set forth in the applicable bonus plan and when bonuses are paid to other executives of the Company. In addition, the Initial Option and Top-Off Option shall become fully vested and exercisable upon Executive’s death pursuant to the terms of their respective Stock Option Agreements.
(d) Termination Upon a Disability. If Executive becomes subject to a Disability (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive for such Disability upon 30 days prior written notice to Executive. In the event of a termination due to a Disability, Executive shall be entitled to receive the following in addition to the Accrued Obligations: (i) continuation of Executive’s Base Salary (which shall be payable in accordance with the Company’s standard pay policies) until Executive is eligible for short-term disability payments under the Company’s group disability policies; provided however, that in no event shall such period of continued Base Salary exceed 90 days following Executive’s termination of employment, and (ii) a bonus payment equal to Executive’s target bonus for the year in which Executive becomes disabled but only to the extent the Company ultimately achieves any corporate goals or milestones for such payment and provided that such payment shall be pro rated based on the date of Executive’s termination of employment relative to the calendar year in which his employment is terminated and such bonus shall only be paid at such time set forth in the applicable bonus plan and when bonuses are paid to other executives of the Company. In addition, the Initial Grant and the Top-Off Grant shall vest and be exercisable pursuant to the terms of their respective Stock Option Agreements.
For the purposes of this Section, “Disability” shall mean a physical or mental impairment which, the Board in good faith determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period (or such longer period as may be required to comply with the Family Medical Leave Act or other applicable law.

(e) Termination Without Cause; Resignation for Good Reason.
(i) In the event that the Executive’s employment is terminated by the Company without reason or for any reason without Cause (other than upon Death or Disability) or due to the Executive’s resignation for Good Reason (as defined below), provided that within sixty (60) days following the date of termination, the Executive executes and does not revoke (during any applicable revocation period) an effective general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company, Executive shall also be entitled to receive the following severance benefits (collectively, the “Severance Benefits”): (1) salary continuation payments for twenty-four (24) months, payable in accordance with the Company’s regular pay practices in effect at that time and provided that Executive is not in violation of his obligations under this Agreement; and (2) Executive’s target bonus for the year in which Executive’s employment is terminated but only to the extent the Company ultimately achieves any corporate goals or milestones for such payment and provided that such payment shall be pro rated based on the date of his termination of employment relative to the calendar year in which the termination occurs, and such bonus shall only be paid at such time set forth in the applicable bonus plan and when bonuses are paid to other executives of the Company; (3) In addition, Executive shall have the right to retire in lieu of being terminated without Cause; and (4) to the extent the Executive elects to continue any existing healthcare benefits (including medical, dental and vision benefits) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group plans, the Company will pay to the Executive, on an after-tax basis, an amount equal to the cost to continue coverage under COBRA for the Executive and his immediate family and/or eligible dependents during the period commencing on the date of the termination of employment and ending twelve months thereafter.
(ii) Good Reason. For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events, if applicable, without the Executive’s written consent: (1) a material reduction in the Executive’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (2) a material reduction by the Company in the Executive’s compensation (for avoidance of doubt, a 5% reduction in the combined level of Base Salary and annual target bonus opportunity shall constitute a material reduction in Executive’s compensation); (3) a relocation of the Executive’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than 50 miles; or (4) a material breach by the Company of its obligations under Section 9 of this Agreement. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Executive has provided 90 days written notice to the Company prior to his resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within 30 days following the receipt of such notice from Executive.
(iii) Additional Conditions to Severance Benefits. Executive acknowledges that so long as Executive is receiving Severance Benefits hereunder, Executive is bound the obligations of his written agreements with the Company regarding the protection of proprietary information and the assignment of inventions and by Sections 6 and 7 of this Agreement (the “Continuing Obligations”). Executive’s rights to receive any Severance Benefits are expressly subject to Executive’s compliance with the Continuing Obligations. All Severance Benefits shall immediately be forfeited upon Executive’s breach of any of the Continuing Obligations, and the Company shall have no obligation to make or continue to make any Severance Benefits to Executive upon such breach of any of the Continuing Obligations.

(iv) Section 409A. Any Severance Benefits under Section 6 of this Agreement are intended to qualify as an involuntary separation pay arrangement that is exempt from application of Section 409A of the Code because all Severance Benefits are treated as paid on account of an involuntary separation (including a voluntary separation for Good Reason). If any portion of the Severance Benefits in this Section 6 is subject to Section 409A of the Code, notwithstanding anything to the contrary in this Agreement, the payment of such severance shall be delayed until the first day of the seventh month following Executive’s termination, but only to the extent that such payment exceeds the applicable dollar limits provided under 409A of the Code or the Treasury Regulations promulgated thereunder. To the extent any payments or benefits pursuant to this Section 7 (a) are paid from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (c) are in excess of the amounts specified in clauses (a) and (b) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until the first day of the seventh month after Executive’s separation from service if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such Severance Benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period Executive shall receive a lump sum payment or benefit in an amount equal to the Severance Benefits that were so delayed, and any remaining Severance Benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).
7. Non-Competition. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit (including all Severance Benefits hereunder), Executive shall not, without prior written consent of the Company, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company at the time of the termination of Executive’s employment with the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Executive does not provide any management, consulting or other services to such company or enterprise. The parties currently agree that the Company is engaged in the business of (i) thermal imaging for defense and non-defense applications and (ii) Unmanned sensing platform and systems. Furthermore, the Company is engaged in using high-density chip stacking technology for (i) LADAR imaging systems, (ii) MEMS based microsystems, (iii) High speed information security systems and (iv) miniature computing, processing and communication modules.

8. Non-Solicitation and Non-Disparagement. During the period for which Executive is receiving Severance Benefits from the Company, Executive agrees that during such period of time Executive shall not, directly or indirectly, solicit any employee, independent contractor, consultant or other person or entity in the employment or service of the Company or any of its respective subsidiaries or affiliates (each of the preceding, a “Group Company”), at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any person or entity other than a Group Company. In addition, the two years following the Effective Date, the Executive agrees that (a) he will not speak to a third party or publicly act in any manner that is intended to, and does in fact, damage the goodwill or the business of the Company or the business or personal reputations of any of its current or past directors, officers, agents, employees, clients, attorneys or suppliers, and (b) he will refrain from making any statement to the public concerning (i) the Company’s business or its operation or methods of doing business, which is in any way negative or unflattering, or (ii) the Company, its officers, directors, employees, agents, clients, attorneys or suppliers, which is intended to, and does in fact, subject them to any public disrespect, scorn or ridicule, or legal or regulatory action, except in each case as directed or authorized by the Company.
9. Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive. The Company shall exercise its commercially reasonable best efforts to obtain the assumption of this Agreement by any successor.
10. Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via an overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof with such service, properly addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	Irvine Sensors Corporation
3000 Red Hill Avenue, Building 4, Suite 108
Costa Mesa, California 92617
Attn: Chief Financial Officer

With a copy to:	Dorsey & Whitney LLP
38 Technology Drive, Suite 100
Irvine, California 92618
Attn: Ellen S. Bancroft, Esq.

To Executive:	At Executive’s last residence as provided by
Executive to the Company for payroll records.
Any party may change such party’s address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 10.
11. Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings (including any offer letter of employment) between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

12. Governing Law. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the State of California and the parties agree that any suit shall be brought exclusively in the state or federal courts in Orange County, California.
13. Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.
14. Remedies. The parties to this Agreement agree that: (i) Executive’s services are unique, because of the particular skill, knowledge, experience and reputation of Executive; (ii) if Executive breaches this Agreement, the damage to the Company will be substantial, and difficult to ascertain, and, further, that money damages will not afford the Company an adequate remedy. Consequently, if Executive is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other right or remedy.
15. No Waiver. A waiver by either party of any Section, term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such Section, term or condition for the future or of any subsequent breach thereof, and any such waiver must be in writing, signed by the party to be charged.
16. Taxes. Except as otherwise provided under Section 8, each party agrees to be responsible for its own taxes and penalties.
17. Counterparts; Headings. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions of this Agreement.
18. Representation of Executive. Executive represents and warrants to the Company that Executive read and understands this Agreement, has had the opportunity to consult with independent counsel of his choice, and is entering into the agreement, knowingly, willingly and voluntarily. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IRVINE SENSORS CORPORATION.

By:	/s/ John J. Stuart, Jr.
John J. Stuart, Jr.,
Chief Financial Officer

/s/ John C. Carson
JOHN C. CARSON, Executive

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